Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Kiniksa Pharmaceuticals, Ltd.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(3)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Class A Common Shares, par value $$0.000273235 per share(1)	457(o)	-	-	-	-	-
Fees to Be Paid	Equity	Preferred Shares(1)	457(o)	-	-	-	-	-
Fees to Be Paid	Debt	Debt Securities	457(o)	-	-	-	-	-
Fees to Be Paid	Other	Warrants	457(o)	-	-	-	-	-
Fees to Be Paid	Other	Units	457(o)	-	-	-	-	-
Fees to Be Paid	Unallocated (Universal Shelf)	(2)	457(o)	$175,370,001	N/A	$175,370,001	0.0000927	$16,257
Carry Forward Securities
Carry Forward Securities	Equity	Class A Common Shares, par value $0.000273235 per share(1)	415(a)(6)	-	-	-	-	-
Carry Forward Securities	Equity	Preferred Shares(1)	415(a)(6)	-	-	-	-	-
Carry Forward Securities	Debt	Debt Securities	415(a)(6)	-	-	-	-	-
Carry Forward Securities	Other	Warrants	415(a)(6)	-	-	-	-	-
Carry Forward Securities	Other	Units	415(a)(6)	-	-	-	-	-
Carry Forward Securities	Unallocated (Universal Shelf)	(2)	415(a)(6)	$224,629,999	N/A	$224,629,999	0.0001212	-	S-3	333-231910	June 10, 2019	$27,225
	Total Offering Amounts					$400,000,000(4)
	Total Fees Previously Paid					—
	Total Fee Offsets					—
	Net Fee Due					$16,257

(1)	Includes rights to acquire Class A Common Shares or Preferred Shares under any shareholder rights plan then in effect, if applicable under the terms of any such plan.

(2)	An unspecified number of securities or aggregate principal amount, as applicable, is being registered as may from time to time be offered at unspecified prices and, in addition, an unspecified number of additional Class A Common Shares is being registered as may be issued from time to time upon conversion of any Debt Securities that are convertible into Class A Common Shares or pursuant to any anti-dilution adjustments with respect to any such convertible Debt Securities.

(3)	Estimated solely for the purpose of calculating the registration fee. No separate consideration will be received for Class A Common Shares that are issued upon conversion of Debt Securities or Preferred Shares or upon exercise of Class A Common Share Warrants registered hereunder. The aggregate maximum offering price of all securities issued pursuant to this registration statement will not exceed $400,000,000.

(4)	The $400,000,000 of securities registered pursuant to this registration statement includes $224,629,999 of securities (the “Unsold Securities”) registered pursuant to the Registration Statement on Form S-3 (No. 333-231910), which became effective on June 10, 2019. Pursuant to Rule 415(a)(6) under the Securities Act of 1933, as amended, the filing fees previously paid in connection with the Unsold Securities will continue to be applied to the Unsold Securities.